Exhibit h 5 e

NEW YORK LIFE INVESTMENT MANAGEMENT

As of April 1, 2010

Board of Trustees
MainStay Funds Trust
51 Madison Avenue
New York, NY 10010

Re:  Notice of Voluntary Expense Limitation

MainStay ICAP International Fund (a series of MainStay Funds Trust) - Class R1
MainStay ICAP Equity (a series of MainStay Funds Trust) - Class R1

Dear Board of Trustees:

(1)           This letter will confirm New York Life Investment Management LLC’s (“New York Life Investments”) intent that in the event the annualized ratio of total ordinary fund operating expenses (excluding taxes, interest, litigation, extraordinary expenses, brokerage and other transaction expenses relating to the purchase or sale of portfolio investments and the fees and expenses of any other fund in which the Funds invest) to average daily net assets of Classes of the Funds listed in the chart below, calculated daily in accordance with generally accepted accounting principles consistently applied, exceeds the percentage limitation set forth below, New York Life Investments will voluntarily assume a portion of the Fund’s operating expenses in the amount of such excess:

Fund/Class	Voluntary Expense Limitation
MainStay ICAP International Fund - Class R1	1.05%
MainStay ICAP Equity Fund - Class R1	0.99%

To the extent that class-specific expenses assumed by New York Life Investments are insufficient to effectuate the expense limitations stated in this Section (1), New York Life Investments will reimburse Fund-level expenses, and such reimbursement of Fund-level expenses shall apply to all share classes of the Fund.  New York Life Investments authorizes the Fund and the administrator to reimburse the monthly expenses of the appropriate Classes of the Fund, or reduce its monthly management fees, to the extent necessary to effectuate the limitations stated in this Section (1), consistent with the method set forth in Section (4) below.  New York Life Investments authorizes the Fund and its administrator to request funds from it as necessary to implement the limitations stated in this Section (1).  New York Life Investments will pay to the Fund or Classes any such amounts, consistent with the method set forth in Section (4) below, promptly after receipt of such request.

(2)           These voluntary expense limitations may be terminated by us at any time.

(3)           The foregoing voluntary expense limitations supersede any prior voluntary expense limitations.  If the amount of expenses accrued during a month is less than a voluntary expense limitation, the following shall apply: (i) the voluntary expense support shall not be paid; or (ii) if the voluntary expense support has been paid, New York Life Investments shall be reimbursed by the respective Fund(s) or Class(es) in an amount equal to such difference, consistent with the method set forth in Section (4) below, but not in an amount in excess of any deductions and/or payments previously made during the Fund’s fiscal year; and (iii) to the extent reimbursements are not made pursuant to Sub-Section 3(ii), the Fund(s) and/or Classes shall establish a credit to be used in reducing deductions and/or payments which would otherwise be made in subsequent months of the year.

(4)           Any amount of fees or expenses waived, paid or reimbursed pursuant to the terms of this Agreement shall be allocated among the Classes of shares of the Fund in accordance with the terms of the Fund’s multiple class plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “18f-3 Plan”).  To this end, the benefit of any waiver or reimbursement of any management fee and any other “Fund Expense,” as such term is defined in the 18f-3 Plan, shall be allocated to all shares of the Funds based on net asset value, regardless of Class.

This Notice of Voluntary Expense Limitation shall in all cases be interpreted in a manner consistent with the requirements of Revenue Procedure 96-47, 1996-2 CB 338, and Revenue Procedure 99-40, I.R.B. 1999-46, 565 so as to avoid any possibility that a Fund is deemed to have paid a preferential dividend.  In the event of any conflict between any other term of this Notice of Voluntary Expense Limitation and this Section (4), this Section (4) shall control.

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NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By:	/s/ Stephen P. Fisher
Name:  Stephen P. Fisher
Title:   Senior Managing Director